Exhibit 99.1

FOR IMMEDIATE RELEASE
January 30, 2023	Nasdaq Capital Markets - GTIM

GOOD TIMES RESTAURANTS ANNOUNCES THE PURCHASE OF MEMBERSHIP INTERESTS FROM ITS PARTNERS IN FIVE BAD DADDY’S BURGER BAR RESTAURANTS

(DENVER, CO) Good Times Restaurants Inc. (Nasdaq: GTIM), operator of the Bad Daddy’s Burger Bar and Good Times Burgers & Frozen Custard restaurant brands, today reported its purchase of the limited liability company membership interests from its partners in five previous joint-venture Bad Daddy’s restaurants in Winston-Salem, Fayetteville, Greenville and Greensboro, North Carolina and Greenville, South Carolina. Each joint-venture entity is now wholly-owned by the Company. The aggregate cash purchase price of approximately $4.4 million was funded out of cash reserves.

The Winston-Salem location brings a superior culture of hospitality and exceeding guest expectations while Greensboro is best known for a vibrant, energetic, and exciting atmosphere and in Fayetteville, it’s our honor to serve our military families. Greenville, North Carolina has a local, loyal, smalltown community feel and in Greenville, South Carolina we are “the Burger Boutique”.

Ryan M. Zink, the Company’s Chief Executive Officer, said “We are really excited about officially having full ownership of these locations. We have operated Winston-Salem since 2015 and the other four since their openings in 2017 and 2018 so they are already family as former joint-venture restaurants, and we have deep familiarity with the operating history in each location. This acquisition is a key strategic milestone for us as it consolidates the ownership of all traditional Bad Daddy’s locations under our ownership.”

Additionally, the Company has amended its current credit facility (the “Credit Facility”) to extend its maturity date to April 30, 2023, provide lender consent required under the Credit Facility for the acquisition of these membership interests, and provide EBITDA credit under the facility for a portion of the approximately $850,000 of full-year EBITDA, (as that term is defined under the Credit Facility), that was previously allocated to the non-controlling members of the joint-venture entities.

About Good Times Restaurants Inc.: Good Times Restaurants Inc. (GTIM) owns, operates, and licenses 41 Bad Daddy’s Burger Bar restaurants through its wholly-owned subsidiaries. Bad Daddy’s Burger Bar is a full-service “small box” restaurant concept featuring a chef-driven menu of gourmet signature burgers, chopped salads, appetizers and sandwiches with a full bar and a focus on a selection of craft beers in a high-energy atmosphere that appeals to a broad consumer base. Additionally, through its wholly owned subsidiaries, Good Times Restaurants Inc. owns, operates and franchises 31 Good Times Burgers & Frozen Custard restaurants primarily in Colorado. Good Times is a regional quick-service concept featuring 100% all-natural burgers and chicken sandwiches, signature wild fries, green chili breakfast burritos and fresh frozen custard desserts.

Forward Looking Statements Disclaimer: This press release contains forward looking statements within the meaning of federal securities laws. The words “intend,” “may,” “believe,” “will,” “should,” “anticipate,” “expect,” “seek” and similar expressions are intended to identify forward looking statements. These statements involve known and unknown risks, which may cause the Company’s actual results to differ materially from results expressed or implied by the forward-looking statements. Such risks and uncertainties include, among other things, the market price of the Company's stock prevailing from time to time, the nature of other investment opportunities presented to the Company, the Company's financial performance and its cash flows from operations, general economic conditions, which could adversely affect the Company's results of operations and cash flows. These risks also include such factors as the disruption to our business from the COVID-19 pandemic and the impact of the pandemic on our results of operations, financial condition and prospects which may vary depending on the duration and extent of the pandemic and the impact of federal, state and local governmental actions and customer behavior in response to the pandemic, the impact and duration of staffing constraints at our restaurants, the impact of supply chain constraints and the current inflationary environment, the uncertain nature of current restaurant development plans and the ability to implement those plans and integrate new restaurants, delays in developing and opening new restaurants because of weather, local permitting or other reasons, increased competition, cost increases or shortages in raw food products, and other matters discussed under the Risk Factors section of Good Times’ Annual Report on Form 10-K for the fiscal year ended September 27, 2022 filed with the SEC, and other filings with the SEC.

Good Times Restaurants Inc. CONTACTS:

Ryan M. Zink, Chief Executive Officer (303) 384-1432

Christi Pennington (303) 384-1440